UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SIERRA HEALTH SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT, DATED MAY 21, 2007,
FOR SPECIAL MEETING OF STOCKHOLDERS

Sierra Health Services, Inc
2724 North Tenaya Way
Las Vegas, Nevada 89128

June 8, 2007

Introductory Statement:

On or about May 22, 2007, we mailed a proxy statement relating to a special meeting of stockholders of Sierra Health Services, Inc. (“the Company”) scheduled for June 27, 2007, to vote on the proposal to approve the Agreement and Plan of Merger, dated as of March 11, 2007, by and among UnitedHealth Group Incorporated, Sapphire Acquisition, Inc. and the Company.

As previously disclosed, on March 19, 2007, a purported class action complaint, styled Edward Sara, on behalf of himself and all others similarly situated v. Sierra Health Services, Inc., Anthony M. Marlon, Charles L. Ruthe, Thomas Y. Hartley, Anthony L. Watson, Michael E. Luce and Albert L. Greene, was filed in the Eighth Judicial District Court for the State of Nevada in and for the County of Clark. The complaint names the Company and each of its directors as defendants (collectively, the “defendants”), and was filed by a purported stockholder of the Company. The complaint alleges, among other things, that the defendants breached and/or aided the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing in connection with the merger contemplated by the merger agreement.

On June 4, 2007, the Company and the defendants reached an agreement in principle to settle the lawsuit. The agreement in principle will be memorialized in a Memorandum of Understanding and, thereafter, a Stipulation of Settlement. As part of the settlement, the defendants deny all allegations of wrongdoing. The settlement will be subject to certain conditions, including court approval following notice to members of the proposed settlement class and consummation of the merger. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the merger, fiduciary obligations in connection with the merger, negotiations in connection with the merger and any disclosure made in connection with the merger. In addition, in connection with the settlement, the parties have agreed that, subject to approval of the court, we will pay plaintiffs’ counsel attorneys’ fees and expenses in the amount of $485,000. The merger may be consummated prior to final court approval of the settlement.

The settlement will not affect the amount of merger consideration to be paid in the merger or any other provision of the merger agreement.

Pursuant to the proposed settlement, we have also agreed to make the amended and supplemental disclosures set forth below and certain disclosures included in the Definitive Proxy Statement (as defined hereinafter), but the Company does not make any admission that such disclosures are material. Important information concerning the proposed merger is set forth in our definitive proxy statement dated May 21, 2007 (the “Definitive Proxy Statement”). The Definitive Proxy Statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth herein.

Amended and Supplemental Disclosure:

1.     The following disclosure appearing on pages 28 and 29 of the Definitive Proxy Statement in the section entitled “Opinion of Lehman Brothers—Comparable Company Analysis”:

“As part of its comparable company analysis, Lehman Brothers calculated and analyzed each of the comparable companies’ ratios of current stock price to estimated 2007 and 2008 earnings per share, commonly referred to as a price earnings ratio, or P/E ratio, and compared them to the Company’s estimated 2007 and 2008 P/E ratios. In calculating the Company’s P/E ratios, Lehman Brothers excluded the potential impact of certain extraordinary events in 2007 on its earnings per share. Lehman Brothers also calculated and analyzed each of the comparable companies’ ratios of current enterprise value (which is the market value of the common equity after giving effect to outstanding options, restricted stock units, or RSUs and convertible notes (“Equity Value”), plus the book value of debt less certain cash balances) to estimated 2007 and 2008 revenues, commonly referred to as a enterprise value to revenues ratio, or EV/Revenues ratio, and compared them to the Company’s estimated 2007 and 2008 EV/Revenues ratios. The estimated earnings per share attributable to the Company and its components as well as the Company’s estimated EV/Revenues and its components were determined using information provided by the Company’s management and published independent research, and ratios for the selected comparable companies were calculated based on publicly available financial data and publicly available third party research estimates and closing prices as of March 9, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion. The results of these analyses are summarized as follows:

	Comparison of P/E Ratios		Comparison of EV / Revenues Ratios
	2007	2008	2007	2008
Mean of Selected Comparable Companies	14.1x	12.4x	0.82x	0.75x
Median of Selected Comparable Companies	14.1x	12.4x	0.89x	0.84x
The Company as of March 9, 2007 closing price	15.0x	13.2x	1.15x	1.07x
The Company at Offer based on Independent Research	18.2x	16.1x	1.39x	1.30x
The Company at Offer based on Management Projections	18.1x	—	1.34x	—

is deleted in its entirety and is replaced by the following:

“As part of its comparable company analysis, Lehman Brothers calculated and analyzed various ratios, including each of the comparable companies’ ratios of current stock price to estimated 2007 and 2008 earnings per share, commonly referred to as a price earnings ratio, or P/E ratio, and compared them to the Company’s estimated 2007 and 2008 P/E ratios. In calculating the Company’s P/E ratios, Lehman Brothers excluded the potential impact of certain extraordinary events in 2007 on its earnings per share. Lehman Brothers also calculated and analyzed each of the comparable companies’ ratios of current enterprise value (which is the market value of the common equity after giving effect to outstanding options, restricted stock units, or RSUs and convertible notes (“Equity Value”), plus the book value of debt less certain cash balances) to estimated 2007 and 2008 revenues, commonly referred to as a enterprise value to revenues ratio, or EV/Revenues ratio, and compared them to the Company’s estimated 2007 and 2008 EV/Revenues ratios. The estimated earnings per share attributable to the Company and its components as well as the Company’s estimated EV/Revenues and its components were determined using information provided by the Company’s management and published independent research, and ratios for the selected comparable companies were calculated based on publicly available financial data and publicly available third party research estimates and closing prices as of March 9, 2007, the last trading day prior to the delivery of Lehman Brothers’ opinion. The results of these analyses are summarized as follows:

	Comparison of P/E Ratios		Comparison of P/E / Growth Ratios		Comparison of EV / EBITDA Ratios		Comparison of EV / Revenues Ratios
	2007	2008	2007	2008	2007	2008	2007	2008
Mean of Selected Comparable Companies	14.1x	12.4x	0.97x	0.85x	8.7x	7.8x	0.82x	0.75x
Median of Selected Comparable Companies	14.1x	12.4x	0.96x	0.84x	8.8x	7.8x	0.89x	0.84x
The Company as of March 9, 2007 closing price	15.0x	13.2x	1.00x	0.88x	9.5x	8.8x	1.15x	1.07x
The Company at Offer based on Independent Research	18.2x	16.1x	1.21x	1.07x	11.5x	10.7x	1.39x	1.30x
The Company at Offer based on Management Projections	18.1x	—	1.21x	—	10.8x	—	1.34x	—

2.     The following disclosure appearing on page 30 of the Definitive Proxy Statement in the section entitled “Opinion of Lehman Brothers—Precedent Transaction Analysis”:

“Using publicly available financial data and publicly available third party research estimates at the time of the selected transactions, Lehman Brothers calculated the aggregate purchase price as a multiple of last 12 months revenues, or LTM revenues, and equity value as a multiple of 1-Year forward estimated net income. The same analysis was conducted using the Company’s LTM revenues and 2007 P/E ratio for purposes of comparing the selected transactions to the merger. The following table presents the results of this analysis:

	Aggregate Purchase Price / LTM Revenues	Equity Value / Net Income (1-Year Forward)
Low of Selected Precedent Transactions	0.59x	13.3x
Mean of Selected Precedent Transactions	0.90x	18.1x
Median of Selected Precedent Transactions	0.96x	17.5x
High of Selected Precedent Transactions	1.08x	22.9x
The Company at Offer based on Independent Research	1.54x	18.2x
The Company at Offer based on Management Projections	1.54x	18.1x

is deleted in its entirety and is replaced by the following:

“Using publicly available financial data and publicly available third party research estimates at the time of the selected transactions, Lehman Brothers calculated various ratios, including the aggregate purchase price as a multiple of last 12 months revenues, or LTM revenues, and equity value as a multiple of 1-Year forward estimated net income. The same analysis was conducted using the Company’s LTM revenues and 2007 P/E ratio for purposes of comparing the selected transactions to the merger. The following table presents the results of this analysis:

	Aggregate Purchase Price / LTM Revenues	Aggregate Purchase Price / LTM EBITDA	Equity Value / Net Income (LTM)	Equity Value / Net Income (1-Year Forward)
Low of Selected Precedent Transactions	0.59x	7.8x	14.5x	13.3x
Mean of Selected Precedent Transactions	0.90x	12.0x	21.7x	18.1x
Median of Selected Precedent Transactions	0.96x	12.3x	22.5x	17.5x
High of Selected Precedent Transactions	1.08x	14.3x	25.3x	22.9x
The Company at Offer based on Independent Research	1.54x	11.3x	19.1x	18.2x
The Company at Offer based on Management Projections	1.54x	11.3x	19.1x	18.1x